Exhibit 10.5
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made by and between HAGERTY, INC., a Delaware corporation, and its wholly owned subsidiary, HAGERTY MANAGEMENT, LLC, a Delaware limited liability company, (hereinafter referred to together as the “Company”) and PATRICK MCCLYMONT (“Executive”). As used in this Agreement, the term “Affiliate” means any entity controlling, controlled by or under common control with the Company.
1.    Effective Date and Term. This Agreement will take effect on July 15, 2026 (the “Effective Date”) and will remain in effect during the Employment (as defined in Section 2) and thereafter as to those provisions that expressly state that they will remain in effect after termination of the Employment. As of the Effective Date, this Agreement amends and supersedes in its entirety the Employment Agreement entered into by and between the Company and Executive effective as of September 6, 2022, as amended by that certain Amendment to Employment Agreement effective January 1, 2023 (the “Prior Agreement”).
2.    Employment.
(a)     Position and Duties. Executive will continue to have the title of Chief Financial Officer and will serve as the Company’s Chief Financial Officer or in such other management positions with the Company or an Affiliate as may be assigned by the Company (the “Employment”). In his capacity as Chief Financial Officer, Executive will continue to have the authority, duties and responsibilities customary for the chief financial officer of a public company of similar size and such additional duties consistent with his position as may be assigned to Executive from time to time by the Company’s Chief Executive Officer. Executive shall report solely and directly to the Company’s Chief Executive Officer (except for matters on which he is required to report directly to the Audit Committee of the Company’s Board of Directors). Executive will comply in all material respects with all of the Company’s written policies furnished to him. The Employment will be full time and Executive’s entire business time and efforts will be devoted to the Employment, except that Executive may oversee passive investments, may serve on the boards of directors of non-profit organizations, may serve on the boards of directors of the for-profit organizations listed on Schedule A hereto, and with the written approval of the Company’s Board of Directors may serve on boards of directors of other for-profit organizations that are not competitive with the Company or an Affiliate, provided that such activities do not impair in any material respect with Executive’s full-time services under this Agreement or constitute a conflict of interest. Executive will be permitted to work remotely.
(b)    Travel. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel with reimbursement in a manner consistent with the Company’s travel reimbursement policies.

3.    Compensation. Executive will be compensated during the Employment as follows, subject to required tax deductions and withholdings:
(a)    Salary. Executive’s salary will continue to be not less than $650,000 per year (or a prorated weekly amount for any partial year) subject to normal payroll deductions and will be payable in accordance with the Company’s normal payroll practices (“Annual Salary”). The Company will review Executive’s Annual Salary annually in accordance with the Company’s normal procedures and may increase (but not decrease) Executive’s Annual Salary to reflect the Company’s determinations of Executive’s performance, Company performance, business or economic conditions, or changes in Executive’s duties and responsibilities.
(b)    Annual Incentive Plan. Executive will continue to participate in the Hagerty Amended and Restated Annual Incentive Plan or any successor Company annual bonus plan (“Annual Incentive Plan”) in accordance with the terms of the plan. The Company will continue an Annual Incentive Plan under which Executive’s target incentive payment for each calendar year will be not less than 100% of Executive’s Annual Salary (with a payout range of 0% to 200%), with any payments under the plan to be determined under the terms of the plan based on attainment of Company and individual goals as provided in the plan, and subject to Executive’s continued Employment with the Company through the end of the plan year for which such incentive payment is earned.
(c)    Equity Incentive Plan. Executive will continue to participate in the Company’s 2021 Stock Incentive Plan or any successor Company long-term bonus plan (“Equity Plan”) in accordance with the terms of the plan. Executive will continue to be eligible for annual awards under the Equity Plan with a grant date value of not less than 175% of Executive’s Annual Salary, and subject to such vesting terms as may be approved by the Company. Outstanding awards previously granted to Executive under the Equity Plan will continue to remain outstanding in accordance with their terms.
(d)    Paid Time Off. Executive will continue to be entitled to a minimum of 4 weeks of paid time off per year, to be administered in accordance with Company policy, which is subject to change from time to time in the Company’s discretion. Paid time off will be taken at such times as are consistent with the reasonable business needs of the Company.
(e)    Benefits. Executive will continue to be eligible to participate in fringe benefit programs covering the Company’s salaried employees as a group and in any other Company benefit programs and policies applicable under Company policy to senior executives. The terms of applicable insurance policies and benefit plans in effect from time to time will govern with regard to specific issues of coverage and benefit eligibility. All benefit programs and policies are subject to change from time to time in the Company’s discretion.

(f)    Business Expenses. The Company will continue to reimburse Executive for reasonable, ordinary and necessary business expenses that are specifically authorized or are authorized by Company policy, subject to Executive’s prompt submission of proper documentation for tax and accounting purposes. Such expenses will be reimbursed within 30 days after Executive submits such documentation, but in no event later than the fifteenth day of the third month after the end of the year in which the expense is incurred.
4.    Termination of Employment Without Severance Pay. Executive will not be entitled to any further employment-related compensation, payments or benefit coverage from the Company or any Affiliate after termination of the Executive’s Employment pursuant to this Section 4, except those payments specifically identified in Section 6.
(a)    Death. The Employment will terminate automatically upon Executive’s death.
(b)    Disability. If Executive is unable to perform Executive’s duties under this Agreement due to physical or mental disability for a continuous period of 180 days or longer and Executive is eligible for benefits under the Company’s long-term disability insurance policy, the Company may terminate the Employment under this Section 4(b).
(c)    Termination by Company for Cause. The Company may terminate the Employment for “Cause,” defined as Executive’s: (i) material breach of any provision of Sections 8, 9 or 10 of this Agreement; (ii) continued failure to perform his duties required under this Agreement (other than on account of illness or excused absence); (iii) gross negligence causing material damage or harm to the Company and its subsidiaries taken as a whole; (iv) misappropriation of or intentional damage to Company property having a material adverse effect on the Company and its subsidiaries taken as a whole; (v) material fraud or dishonesty having a material adverse effect on the Company and its subsidiaries taken as a whole; (vi) conviction of a felony; or (vii) intentional act or omission that Executive knows is likely to have a material adverse effect on the Company and its subsidiaries taken as a whole, provided, however, that Cause shall not exist unless the Company has provided written notice to Executive of the grounds asserted to constitute Cause within 30 days of the Chief Executive Officer or the Board of Directors becoming aware of such grounds, Executive has failed to cure such act or omission within 15 days of receipt of such notice and Executive has been afforded a reasonable opportunity to appear (with counsel) before the Board of Directors.
If the Company becomes aware after termination of the Employment other than for Cause that Executive engaged before the termination of Employment in conduct constituting Cause, the Company may recharacterize Executive’s termination as having been for Cause.
(d)    Discretionary Termination by Executive. Executive may terminate the Employment at will other than for Good Reason (as defined below) with at least 30 days’ advance written notice to the Company. If Executive gives such notice of termination, the Company may (but need not) relieve Executive of some or all of Executive’s responsibilities for part or all of such notice period, provided that Executive’s pay and benefits are continued for the lesser of the remainder of such 30 day notice period or the remaining period of the Employment.
5.    Termination With Severance Pay. Executive will not be entitled to any further employment-related compensation, payments or benefit coverage from the Company or any Affiliate after termination of Executive’s Employment pursuant to this Section 5, except for payments and benefit coverage as provided in Section 6 and Severance Pay as provided in and subject to the terms of Section 7.
(a)    Discretionary Termination by Company. The Company may terminate the Employment at will, but if the Company does so other than for Cause and such termination is not due to Executive’s death or eligibility for long-term disability benefits, Executive will be entitled to Severance Pay as provided in and subject to Section 7. A termination of Executive’s Employment by the Company under Section 4(c) that is determined in a proceeding under Section 14 not to be for Cause will be considered to have been a termination under this Section 5(a).
(b)    Termination by Executive for Good Reason. Executive may terminate the Employment for “Good Reason” if and only if, without Executive’s written consent, (i) there is a diminution in Executive’s title, authority, duties or responsibilities or a change in Executive’s reporting lines, (ii) Executive’s Annual Salary or incentive opportunity is reduced, (iii) the Company breaches the Company’s obligations to Executive under this Agreement, or (iv) a requirement that Executive relocate Executive’s principal place of employment to a location more than fifty (50) miles from Executive’s then-current principal place of employment immediately prior to such relocation. Executive may not resign for Good Reason unless (x) Executive notifies the Company’s Chief Executive Officer in writing, within 30 days after Executive becomes aware of the act or omission in question, asserting that the act or omission in question constitutes Good Reason and explaining why, (y) the Company fails, within 30 days after the notification, to cure the breach, and (z) Executive resigns by written notice within 30 days after expiration of the 30 day period under Section 5(b)(y). If Executive terminates the Employment for Good Reason, Executive will be entitled to Severance Pay as provided in and subject to Section 7.
6.    Payments Upon Termination of Employment. Executive will not be entitled to any further employment-related compensation, payments or benefit coverage from the Company or any Affiliate after termination of the Executive’s Employment, except (a) unpaid Annual Salary installments through the end of the week in which the Employment terminates, (b) accrued, unpaid paid-time off, (c) any earned, unpaid incentive payments for the completed year immediately prior to the year in which Executive’s Employment terminates, (d) reimbursement of unreimbursed business expenses incurred prior to termination of the Executive’s Employment in accordance with the Company’s reimbursement policy, (e) any vested benefits accrued before the termination of Employment under the terms of any written Company policy or benefit program, (f) rights to indemnification and rights in connection with applicable D&O policies and

(g) if the termination of Employment is pursuant to Section 5, Severance Pay to which Executive is entitled under Section 7.
7.    Severance Pay. The Company will pay Executive the payments provided in and subject to this Section 7 (“Severance Pay”) upon Executive’s “separation from service,” as that term is defined by Section 409A of the Internal Revenue Code (the “Code”), if Executive’s Employment is terminated as provided in Section 5 and Executive contemporaneously or subsequently experiences a separation from service.
(a)    Amount and Duration of Severance Pay. Subject to the other provisions of this Section 7, Severance Pay will consist of 1.5 times the Executive’s then current base Annual Salary, payable over 12 months commencing on the date of Executive’s separation from service in accordance with the Company’s normal payroll practices. No Severance Pay will be paid, however, until the Company’s first regular pay date that occurs on or after 60 days after the date of Executive’s separation from service. Any salary continuation payments to which Executive would otherwise have been entitled during those 60 days will be accumulated and paid on the Company’s first regular pay date on or after 60 days after separation from service provided Executive has signed the separation agreement and release of claims provided for in Section 7(b)(ii) and continued to honor the release. All Severance Pay under Section 7 that would otherwise be paid more than 60 days after termination of the Employment will be made as provided in Section 7 on the Company’s normal pay dates. Payments will be less required deductions and withholdings. If Executive dies before the end of the Severance Pay period, any unpaid Severance Pay will be paid to his estate. Executive will have no duty to mitigate and the Severance Pay will not be subject to offset except as provided in Section 7(c).
(b)    Conditions to Severance Pay. To be eligible for Severance Pay, Executive must meet the following conditions: (i) Executive must comply in all material respects with Executive’s obligations under this Agreement that continue after termination of the Employment (subject to notice and a reasonable opportunity to cure); (ii) Executive must sign a customary separation agreement and release of claims in substantially the form attached hereto as Exhibit A (subject to updating dates throughout and updates as required by applicable law) by a date designated by the Company (which will be not less than 21 days nor more than 45 days after Executive’s Employment is terminated and Executive is given the release document) waiving and releasing any and all claims or rights that Executive might otherwise have against the Company, any Affiliate, or any of the officers, directors, employees or agents of the Company or any Affiliate, provided that the release will not waive Executive’s right to any payments or benefits due under this Section 7 or Section 6 or any rights as a stockholder of the Company, nor will the release waive any right of Executive to liability insurance coverage under any directors’ and officers’ liability insurance policy or any indemnification rights that Executive may otherwise have, nor will the release impose any post-termination restrictive covenants other than those contained in this Agreement; (iii) Executive must resign upon written request by the Company from all positions with or representing the Company or any Affiliate, including but not limited to membership on boards of directors; and (iv) Executive must, upon request by the Company, provide the Company, for a period of 90 days after termination, with consulting services (limited to no more than 10 hours per month) regarding matters within the scope of Executive’s former duties. Executive will only be required to provide those services by telephone or e-mail at Executive’s reasonable convenience and without substantial interference with Executive’s other activities or commitments.
(c)    Severance and Change in Control Plan. Executive shall be eligible to participate in the Hagerty, Inc. Executive Severance and Change in Control Plan (the “Severance Plan”). As a condition of Executive’s participation therein, Executive shall be required to execute the Executive’s Participation Agreement for the Severance Plan which is attached hereto as Exhibit B. The provisions of the Severance Plan supplement, without duplication, the compensation and benefits, if any, to be provided to Executive under this Agreement upon termination of employment and do not alter Executive’s at-will employment status. Executive agrees and acknowledges that nothing contemplated in this Agreement or the Severance Plan shall entitle Executive to separation benefits under any other severance or change in control plan, agreement or policy maintained by the Company, unless such other plan, agreement or policy expressly provides otherwise. As provided in the Severance Plan, any Severance Pay to which Executive becomes entitled under this Agreement will automatically reduce, on a benefit-by-benefit basis, any benefits that would otherwise be provided to Executive under the Severance Plan.
8.    Confidentiality; Certain Property and Information.
(a)    Confidentiality. Executive will forever hold in strictest confidence, and not use or disclose, any information regarding techniques, processes, developmental or experimental work, trade secrets, customer or prospect names or information, or proprietary or confidential information relating to the current or planned products, services, sales, pricing, costs, employees or business of the Company or any Affiliate, except (i) as disclosure or use may be required in connection with Executive’s work for the Company or any Affiliate, (ii) as may be compelled pursuant to court order or subpoena, or (iii) in proceedings to enforce or defend his rights under this Agreement or any other written agreement between Executive and the Company or any of its Affiliates. Executive will also keep the terms of this Agreement confidential, except (i) as may be compelled pursuant to court order or subpoena, (ii) in proceedings to enforce or defend his rights under this Agreement or any other written agreement between Executive and the Company or any of its Affiliates, (iii) in order to obtain financial or legal advice, or (iv) with immediate family members. Executive’s commitment not to use or disclose information does not apply to information that becomes publicly known without any breach of this Agreement by Executive.
(b)    Certain Property and Information. Upon termination of the Employment, Executive will promptly deliver to the Company any and all property owned or leased by the Company or any Affiliate and any and all written materials and information (in whatever form) relating to the business of the Company or any Affiliate, including without limitation all customer lists and information, financial information, computers, mobile and smart phones, business notes, business plans, documents, keys, credit cards and other Company-provided equipment in his possession.
9.    Ideas, Concepts, Inventions and Other Intellectual Property. All business ideas and concepts and all inventions, improvements, developments and other intellectual property made or conceived by Executive, either solely or in collaboration with others, during the term of the Executive’s employment by the Company or an Affiliate, whether or not during working hours, and relating to the business or any aspect of the business of the Company or any Affiliate or to any business or product the Company or any Affiliate is actively planning to enter or develop, will become and remain the exclusive property of the Company and the Company’s successors and assigns. Executive will disclose promptly in writing to the Company all such inventions, improvements, developments and other intellectual property, and will cooperate, at Company’s expense, in confirming, protecting, and obtaining legal protection of the Company’s ownership rights. Executive’s commitments in this Section will continue in effect after termination of the Employment as to ideas, concepts, inventions, improvements and developments and other intellectual property made or conceived in whole or in part before the date the Executive’s employment with the Company terminates.
Executive represents and warrants that there are no ideas, concepts, inventions, improvements, developments or other intellectual property that Executive invented or conceived before becoming employed by the Company to which Executive, or any assignee of Executive, now claims title, and that would be covered by this Section if made or conceived by Executive during the term of Executive’s employment by the Company or any Affiliate.
Executive agrees not to intentionally disclose to the Company or use, or induce the Company to use, any proprietary information, trade secret or confidential business information of any other person or entity, including any previous employer of Executive. During the performance of his duties with the Company, the Company will not request or expect that Executive will disclose confidential or proprietary information acquired during prior employment. The Company further agrees that in the event Executive must decline to make such a disclosure to the Company, declining to make the disclosure will have no adverse consequence to Executive’s employment with the Company.
10.    Non-Competition; Non-Solicitation. During the Employment and for 12 months (24 months if Executive leaves the Employment without Good Reason or the Company terminates Executive for Cause) after the date of termination of Executive’s Employment, Executive will not:
(a)    directly or indirectly engage in a Competitive Business; or
(b)    be employed by, perform services for, advise or assist, own any interest in or loan or otherwise provide funds to, any other business that is engaged (or seeking Executive’s services with a view to becoming engaged) in any Competitive Business.

“Competitive Business” means (a) collectible vehicle and boat insurance business and ancillary businesses relating to the preservation, safety and enjoyment of collectible vehicles and boats, (b) collector car auctions (live and digital) and (c) collector car related media. This Section 10 does not prohibit Executive from owning not more than two percent (2%) of any class of securities of a publicly traded entity, provided that Executive does not engage in other activity prohibited by this Section 10. Executive represents and warrants that neither the Employment nor the performance of his obligations for the Company will conflict with or violate any other contract or obligations, legal or otherwise, which Executive may have.
Notwithstanding the foregoing, Executive obligations under this Section 10 shall terminate and be of no further force or effect if the Company fails to comply with its payment obligations under Section 7 above.
11.    Equitable Remedies. Executive agrees that any breach of Sections 8, 9 or 10 of this Agreement will cause irreparable damage to the Company, that such damage will be difficult to quantify and that money damages alone will not be adequate. Accordingly, Executive agrees that the Company, in addition to any other legal rights or remedies available to the Company on account of a breach or threatened breach of this Agreement, shall have the right to seek an injunction, specific performance or other equitable relief to prevent any actual or threatened breach, and Executive waives the defense in any equitable proceeding that there is an adequate remedy at law for such breach. The time periods for the covenants in Sections 8, 9 and 10 above shall be extended by the same period that Executive is in violation of any such covenant.
12.    Amendment and Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless the waiver, modification, or discharge is authorized by the Company’s Chief Executive Officer and is agreed to in a written document signed by Executive and the Chief Executive Officer. No waiver by either party at any time of any breach or nonperformance of this Agreement by the other party will be deemed a waiver of any prior or subsequent breach or nonperformance.
13.    Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to Executive’s Employment with the Company or any of the subjects covered by this Agreement, have been made by the Company that are not set forth expressly in this Agreement, and this Agreement supersedes the Prior Agreement and any pre-existing employment agreements and any other agreements on the subjects covered by this Agreement; provided, however, that no provision in this Agreement shall be construed to deprive Executive of compensation, expense reimbursement or benefits (including equity compensation or rights to receive deferred equity compensation) earned and accrued prior to the Effective Date, which shall be payable in accordance with the terms of the Prior Agreement (and applicable equity award agreements).
14.    Dispute Resolution.
(a)    Arbitration. The Company and Executive agree that, except as provided in Section 14(b), the sole and exclusive method for resolving any dispute between them arising out of or relating to this Agreement will be arbitration under the procedures set forth in this Section. The arbitrator will be selected pursuant to the Rules for Commercial Arbitration of the American Arbitration Association. The arbitrator will hold a hearing at which both parties may appear, with or without counsel, and present testimony, evidence and argument. Pre-hearing discovery will be allowed in the discretion of and to the extent deemed appropriate by the arbitrator, and the arbitrator will have subpoena power. The procedural rules for an arbitration hearing under this Section will be the rules of the American Arbitration Association for Commercial Arbitration hearings and any rules as the arbitrator may determine. The hearing will be completed within 90 days after the arbitrator has been selected and the arbitrator will issue a written decision within 60 days after the close of the hearing. The hearing will be held in Traverse City, Michigan. The award of the arbitrator will be final and binding and may be enforced by and certified as a judgment of the 13th Judicial Circuit Court for the State of Michigan, or any other court of competent jurisdiction. One-half of the fees and expenses of the arbitrator will be paid by the Company and one-half by Executive.
(b)    Section 14(a) will be inapplicable to a dispute arising out of or relating to Sections 8, 9 or 10 of this Agreement.
15.    Assignment. This Agreement contemplates personal services by Executive, and Executive may not transfer or assign Executive’s rights or obligations under this Agreement, except that Executive may designate beneficiaries for benefits as allowed by the Company’s benefit programs and Executive’s rights are transferable under the laws of descent and distribution. This Agreement may be assigned by the Company to any Affiliate or successor in interest to the Company, provided that no such assignment will release the Company from its obligations hereunder.
16.    Notices. For purposes of this Agreement, all notices and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered or received by facsimile or email transmission sent during business hours, the next day if sent by overnight courier service for delivery during business hours or 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:
If to Executive:
Patrick McClymont, at the address on file with the Company.
If to the Company:
Hagerty, Inc.
Hagerty Management, LLC
121 Drivers Edge
Traverse City, Michigan 49684
Attention: Chief Legal Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.
17.    Governing Law. The validity, interpretation, and construction of this Agreement are to be governed by Michigan law, without regard of choice of law rules. The parties agree that any judicial action involving a dispute arising under this Agreement will be filed, heard and decided in either the 13th Judicial Circuit Court of the State of Michigan or the U.S. District Court for the Western District of Michigan. The parties agree that they will subject themselves to the personal jurisdiction and venue of either court, regardless of where Executive or the Company may be located at the time any action may be commenced. The parties agree that Grand Traverse County is a mutually convenient forum and that each of the parties conducts business in Grand Traverse County.
18.    Counterparts. This Agreement may be signed in original or by electronic counterparts, each of which will be deemed an original, and together the counterparts will constitute one complete document.
19.    Indemnification. If Executive is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive was an officer, director, employee, or agent of the Company or any of its affiliated companies, or was serving at the request of or on behalf of the Company or any of its affiliated companies, the Company shall indemnify and hold Executive harmless to the fullest extent permitted or authorized by the Company’s Articles of Incorporation or Bylaws as amended from time to time or, if greater, by the laws of the State of Michigan, against all costs, expenses, liabilities and losses Executive incurs in connection therewith. Such indemnification shall continue even if Executive has ceased to be an officer, director, employee or agent of the Company or any of its affiliated companies, and shall inure to the benefit of Executive’s heirs, executors and administrators. For avoidance of doubt, such indemnification shall also apply to Executive’s service as an officer, director, employee or agent of the Company or any of its affiliated companies prior to the Effective Date of this Agreement. The Company shall reimburse Executive for all costs and expenses Executive incurs in connection with any Proceeding within 20 business days after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with such expenses. In addition, the Company agrees to maintain a director’s and officer’s liability insurance policy or policies covering Executive at a level and on terms and conditions no less favorable than the Company provides it directors and senior-level officers currently (subject to any future improvement in such terms and conditions), until such time as legal or regulatory action against Executive is no longer permitted by law.
20.    Section 409A. The parties to this Agreement intend that the Agreement be exempt from Section 409A of the Code to the fullest extent possible as providing for short-term deferrals and involuntary separation pay, and that to the extent this Agreement is not exempt from Section 409A it is intended to comply with Section 409A, where applicable, and this Agreement will be operated and interpreted in a manner consistent with those intentions. If and to the extent that any payment or benefit hereunder, or any plan, award or arrangement of the Company or its affiliates, is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to Executive by reason of his termination of employment, then (a) such payment or benefit shall be made or provided to Executive only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months and one day after the date of Executive’s separation from service (or Executive’s earlier death). Any amount not paid or benefit not provided in respect of the six-month period specified in the preceding sentence will be paid to Executive in a lump sum or provided to Executive as soon as practicable after the expiration of such six-month period. Each payment or benefit hereunder shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payments or benefits. To the extent Executive is entitled to any expense reimbursement from the Company that is subject to Section 409A, (i) the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), (ii) in no event shall any such expense be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expense, and (iii) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.
21.    Parachute Payment. If any payment or benefit Executive will or may receive from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
Notwithstanding any provisions in this Section above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
The Company shall appoint an independent nationally recognized accounting or law firm to make the determinations required by this Section 21. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) above, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
[SIGNATURE PAGE FOLLOWS]

The parties have signed this Agreement as of the Effective Date in Section 1.

HAGERTY, INC. HAGERTY MANAGEMENT, LLC /s/ McKeel Hagerty By: McKeel O Hagerty Its: Chief Executive Officer and Chairman of the Board
EXECUTIVE /s/ Patrick McClymont Patrick McClymont

Schedule A – Approved For-Profit Board Service
    Standard Motor Products, Inc.

Exhibit A

Employee Separation and Release of Claims Agreement

SEPARATION AND RELEASE OF CLAIMS AGREEMENT
This Separation and Release of Claims Agreement (this “Agreement”) is entered into by and between HAGERTY, INC., a Delaware corporation, and its wholly owned subsidiary, HAGERTY MANAGEMENT, LLC, a Delaware limited liability company (hereinafter referred to together as the “Employer”), on behalf of itself, its parents, subsidiaries, and other corporate affiliates, and each of their respective present and former employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities (collectively referred to as the “Employer Group”), and Patrick McClymont (the “Employee”), (the Employer and the Employee are collectively referred to as the “Parties”) as of the date the Agreement is signed by both Parties (the “Execution Date”).
The Employee [is/was] employed by the Employer pursuant to the terms of that certain Amended and Restated Employment Agreement (the “Employment Agreement”) between the Employer and the Employee effective as of [Date]. The Employee’s last day of employment with the Employer is [Date] (the “Separation Date”). After the Separation Date, the Employee will not represent and has not represented himself as being an employee, officer, attorney, agent, or representative of the Employer Group for any purpose. Except as otherwise set forth in this Agreement, the Separation Date is the employment termination date for the Employee for all purposes, meaning the Employee is not entitled to any further compensation, monies, or other benefits from the Employer Group, including coverage under any benefit plans or programs sponsored by the Employer Group, as of the Separation Date.
1.    Return of Property. The Employee warrants and represents that he has returned all Employer Group property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Employer Group property in the Employee’s possession. It is acknowledged and agreed that the Employee may retain copies of the names, addresses and contact information of the Employee’s personal contacts and copies of the Employee’s personal employment and tax records.
2.    Employee Representations. The Employee specifically represents, warrants, and confirms that the Employee:
(a)    has not filed any claims, complaints, or actions of any kind against the Employer Group with any court of law, or local, state, or federal government or agency;
(b)    has not made any claims or allegations to the Employer Group related to unlawful employment practices, sexual harassment, sex discrimination, or sexual abuse, and that none of the payments set forth in this Agreement are related to unlawful employment practices, sexual harassment, sex discrimination, or sexual abuse;
(c)    has been properly paid for all hours worked for the Employer Group;
(d)    has received all salary, wages, commissions, bonuses, and other compensation due to the Employee, with the exception of the Employee’s final payroll check for salary through and including the Separation Date, which will be paid on the next regularly scheduled payroll date for the pay period including the Separation Date; and
(e)    has not engaged in and is not aware of any unlawful conduct relating to the business of the Employer Group.
If any of these statements is not true, the Employee cannot sign this Agreement and must notify the Employer immediately in writing of the statements that are not true. This notice will not automatically disqualify the Employee from receiving these benefits but will require the Employer’s further review and consideration.
3.    Separation Benefits. As consideration for the Employee’s execution of, non-revocation of, and compliance with this Agreement, including the Employee’s waiver and release of claims in Section 4, the Employer Group agrees to provide the Employee with the Severance Pay (as defined in Section 7 of the Employment Agreement).
The Employee understands, acknowledges, and agrees that these benefits exceed what the Employee is otherwise entitled to receive on separation from employment, and that these benefits are being given in consideration in exchange for executing this Agreement and the general release and restrictive covenants contained in it. The Employee further acknowledges that the Employee is not entitled to any additional payment or consideration not specifically referenced in this Agreement. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Employer Group to provide these or other benefits to any individuals other than the Employee.
4.    Release.
(a)    Employee’s General Release and Waiver of Claims
In exchange for the consideration provided in this Agreement, the Employee and the Employee’s heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Employer Group, including each member of the Employer Group’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective officers, directors, employees, shareholders, trustees, and partners, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that Employee may have or has ever had against the Released Parties, or any of them, arising out of, or in any way related to the Employee’s hire, benefits, employment, termination, or separation from employment with the Employer Group by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of the Employee’s execution of this Agreement, including, but not limited to:

(i)    any and all Claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective Claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;
(ii)    any and all Claims for compensation of any type whatsoever, including but not limited to Claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;
(iii)    any and all Claims arising under tort, contract, and quasi-contract law, including but not limited to Claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and
(iv)    any and all Claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.
However, this general release and waiver of Claims excludes, and the Employee does not waive, release, or discharge: (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission or other similar federal or state administrative agencies, although the Employee waives any right to monetary relief related to any filed charge or administrative complaint; (B) Claims that cannot be waived by law, such as Claims for unemployment benefit rights and workers’ compensation; (C) indemnification rights the Employee has against the Employer Group and rights with respect to any applicable D&O insurance policies maintained by the

Employer Group; (D) any right to file an unfair labor practice charge under the National Labor Relations Act; (E) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; and (F) any rights Employee has in his capacity as a stockholder or optionholder of the Employer Group.
(b)    Specific Release of ADEA Claims
In further consideration of the payments and benefits provided to the Employee in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of the Employee’s execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Employee hereby acknowledges and confirms that:
(i)    the Employee has read this Agreement in its entirety and understands all of its terms;
(ii)    by this Agreement, the Employee has been advised in writing to consult with an attorney of the Employee’s choosing before signing this Agreement;
(iii)    the Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;
(iv)    the Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled;
(v)    the Employee was given at least [twenty-one (21)/forty-five (45)] days to consider the terms of this Agreement and consult with an attorney of the Employee’s choice, although the Employee may sign it sooner if desired, and changes to this Agreement, whether material or immaterial, do not restart the running of the [21-day/45-day] period;
(vi)    [the Employee has been provided with “Appendix A” to this Agreement, which lists information concerning applicable time limits and the criteria for a group “termination program” under the Older Workers Benefits Protection Act, under which the Employee’s employment is being terminated, including (i) the job titles and ages of all employees who were eligible for and selected to be included in the program and (ii) the job titles and ages of all employees in the same decisional unit who were not selected for inclusion in the program;]

(vii)    the Employee understands that the release contained in this paragraph does not apply to rights and Claims that may arise after the Employee signs this Agreement; and
(viii)    the Employee understands that the Employee has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering written notice of revocation to [Name] at [Email Address] before the end of this 7-day period.
5.    Cooperation. The Parties agree that certain matters in which the Employee has been involved during the Employee’s employment may need the Employee’s cooperation with the Employer in the future. Accordingly, to the extent reasonably requested by the Employer, the Employee shall cooperate with the Employer regarding matters arising out of or related to the Employee’s service to the Employer, provided that the Employer shall make reasonable efforts to minimize disruption of the Employee’s other activities. The Employer shall reimburse the Employee for reasonable expenses incurred in connection with this cooperation.
6.    Non-Disparagement. The Employee agrees and covenants that the Employee shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Employer Group or its businesses, or any of its employees, officers, or directors and their existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future. The Employee agrees to direct all requests for references to the Employer’s Human Resources Department. In response to a request for a reference, the Employer Group shall provide only the Employee’s dates of employment and job title. The Employer Group agrees and covenants that the Employer Group shall not, and shall instructs its directors and senior officers not to, at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Employee. Nothing in this Section 6 shall prevent either party from providing truthful testimony in legal proceedings, including in proceedings to enforce or defend such party’s rights under this Agreement.
7.    Confidentiality of Agreement. The Employee agrees and covenants that the Employee shall not disclose any of the negotiations of, terms of, or amount paid under this Agreement to any individual or entity; provided, however, that the Employee will not be prohibited from making disclosures to the Employee’s spouse or domestic partner, immediate family members, attorney, tax advisors, or as may be required by law.
8.    Permitted Disclosures. For the avoidance of doubt, nothing in this Agreement restricts or impedes the Employee from exercising protected rights, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall (if lawful to do so) promptly provide written notice of any such order to the Employer Group. In addition, nothing in this Agreement prohibits or restricts the Employee (or the Employee’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances or a possible securities law violation.
9.    Remedies. In the event of a breach or threatened breach by either party of any of the provisions of this Agreement, such party hereby consents and agrees that the other party shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.
If the Employee fails to comply with any of the terms of this Agreement or post-employment obligations contained in it, the Employer may, in addition to any other remedies it may have, reclaim any amounts paid to the Employee under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.
The Parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.
10.    Successors and Assigns.
(a)    Assignment by the Employer Group
The Employer Group may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer Group and its successors and assigns.
(b)    No Assignment by the Employee
The Employee may not assign this Agreement in whole or in part. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment.
11.    Governing Law, Jurisdiction, and Venue. This Agreement and all matters arising out of or relating to this Agreement and the Employee’s employment by the Employer Group, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of Michigan, including its statutes of limitations, without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of Michigan. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

12.    Effective Date. This Agreement shall not become effective until the eighth (8th) day after the Employee signs, without revoking, this Agreement (the “Effective Date”). No payments due to the Employee under this Agreement shall be made or begin before the Effective Date.
13.    Entire Agreement. This Agreement contains all of the understandings and representations between Employer Group and Employee relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter. In the event of any inconsistency between this Agreement and any other agreement between the Employee and the Employer Group, the statements in this Agreement shall control. For the avoidance of doubt, however, this Agreement does not supersede those sections of the Employment Agreement that by their terms survive termination of the Employee’s employment with the Employer.
14.    Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Employee and by the Employer Group. No waiver by either Party of any breach by any other party of any condition or provision of this Agreement to be performed by any other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.
15.    Severability. If any provision of this Agreement is found by a court or arbitral authority of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties.
The Parties further agree that any such court or arbitral authority is expressly authorized to modify any such invalid, illegal, or unenforceable provision of this Agreement instead of severing the provision from this Agreement in its entirety, whether by rewriting, deleting, or adding to the offending provision, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law.
Any such modification shall become a part of and treated as though originally set forth in this Agreement. If such provision or provisions are not modified, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in it. The Parties expressly agree that this Agreement as so modified by the court or arbitral authority shall be binding on and enforceable against each of them.
16.    Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

17.    Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.
18.    No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Employer Group of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation. The Employer Group specifically disclaims and denies any wrongdoing or liability to Employee.
19.    Attorneys’ Fees and Costs. If either party breaches any terms of this Agreement or the post-termination obligations referenced in it, to the extent authorized by Michigan law, such party will be responsible for payment of all reasonable attorneys’ fees and costs that the other party incurred in the course of enforcing the terms of this Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.
20.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer Group makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer Group be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
21.    Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER GROUP FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW. [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

HAGERTY, INC. HAGERTY MANAGEMENT, LLC
By______________________________ Name: [Name] Title: [Title] Date: ____________________________
EMPLOYEE
Signature: ____________________________ Patrick McClymont Date: ________________________